EXHIBIT 10.39.2

Amended Securities Exchange Agreement

by and between

Accelerated Pharma, Inc.

and

Certain Holders of Convertible Notes

(Attached as Schedule A hereto)

Dated: January 17, 2019

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This SECURITIES EXCHANGE AGREEMENT dated as of January 17, 2019 (this “Exchange Agreement”) between Accelerated Pharma, Inc., a Delaware corporation with offices located at 15W155 81st Street, Burr Ridge, IL 60527 (the “Company”), on the one hand, and certain persons and entities who are holders of convertible notes (the Notes”) issued by the Company as set forth on Exhibit A hereto (collectively, the “Holders”), on the other hand. The Company and the Holders are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, during the period from December 2014 through December 2016, the Company issued Notes in the aggregate principal amount of $3,572,549; and

WHEREAS, on October 22, 2018, the Company filed a registration statement with the United States Securities and Exchange Commission (the “SEC”) on Form S-1 (the “Registration Statement”) for the purpose of raising gross proceeds of $3 million from the offering and sale to the public (the “Offering”) of its securities under the Securities Act of 1933, as amended (the “Act”) and that the subject Offering is being conducted by the Company on a self-underwritten basis and that no minimum is required to close the Offering; and

WHEREAS, the Holders understand and acknowledge that in order for the Offering to be successful, of which there can be no assurance, the Company has requested that the Holders agree to convert their Notes into Shares of the Company’s Common Stock pursuant to the Schedule attached as Exhibit A hereto (the “Conversion Schedule”); and

WHEREAS, the Holders, pursuant to the terms and conditions of this Exchange Agreement, hereby agree to the Conversion Schedule for good and valuable consideration as set forth herein.

NOW THEREFOR, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE CONVERSION/EXERCISE AND SECURITIES EXCHANGE

Section 1.1 The Note Conversion. Upon the closing of this Exchange Agreement (the “Closing”), as defined in ARTICLE II below, the Holders listed on the Schedule attached as Exhibit A hereto shall deliver to the Company: (i) their Notes; and (ii) Notices of Conversion, in the form attached to their respective Notes; and (iii) within five (5) business days of receipt by the Company of each Note and Notice of Conversion, the Company shall cause its transfer agent, VStock Transfer (the “Transfer Agent”) to issue to each of the Holders who have delivered their Note and Notice of Conversion the number of shares of Common Stock set forth on Exhibit A hereto in book entry form.

Section 1.2 Irrevocable Transfer Agent Instruction Letter.

1.2.1 Upon the Closing, the Company shall deliver to the Transfer Agent an Irrevocable Transfer Agent Instruction Letter in the form of attached as Exhibit C hereto, instructing the Transfer Agent to establish a reserve for shares of the Company’s Common Stock issuable upon conversion of the Notes pursuant to this Exchange Agreement.

1.2.2 The Notes and shares of Common Stock issuable upon conversion of the foregoing and the shares of Common Stock are sometimes referred to collectively, as the “Securities.”

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ARTICLE II

THE CLOSING

Section 2.1 The Closing. Upon the closing of the Offering (the “Closing”): (i) Holders shall deliver to the Company the Notes and Notices of Conversion; (ii) the Company shall deliver to the Transfer Agent the Irrevocable Transfer Agent Instruction Letter together with written instructions to issue in book entry 2,232,843 shares of Common Stock in the names of Holders of the Notes, based upon a conversion price of $1.60 per share; and (iii) within five (5) business days the Company shall issue to one or more Holders, who specify in their Notices of Conversion or Assignments, shares of Common Stock in book entry form.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as of the date hereof that:

Section 3.1 Organization and Qualification. The Company and each of its Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company or its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. “Subsidiaries” means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

Section 3.2 Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Exchange Agreement and to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Exchange Agreement and the execution and delivery to the Transfer Agent of the Irrevocable Transfer Agent Instruction Letter and reservation for issuance of the shares of Common Stock pursuant to the Irrevocable Transfer Agent Instruction Letter, each of which have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required, (iii) this Exchange Agreement has been duly executed and delivered by the Company by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Exchange Agreement and the other documents executed in connection herewith and bind the Company accordingly, and (iv) this Exchange Agreement constitutes, and upon execution and delivery by the Company of each of such instruments referenced in this Section 3.2 and elsewhere in this Exchange Agreement will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 3.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of: (i) 45,000,000 shares of Common Stock, par value $0.00001 per share (the “Common Stock”); and (ii) 5,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). As of the date of this Agreement, the Company has 6,220,190 shares of Common Stock issued and outstanding and 180,000 shares of Series A Preferred Stock issued and outstanding. The Company’s Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. All of the issued and outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid and non-assessable. No shares of Common Stock or Preferred Stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed in the Company’s pending registration statement on Form S-1 filed with the SEC on October 22, 2018 (the “Registration Statement”) or as otherwise set forth in this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Note or the Conversion Shares. The Company has filed with the SEC in its Registration Statement or in registration statements filed under the Act and amendments thereto during the period from October 11, 2016 through July 12, 2017, which registration statement and amendments were withdrawn on August 23, 2017 (collectively, the “SEC Documents”), true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof and thereof (the “Certificate of Incorporation”), the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock of the Company and the material rights of the holders thereof in respect thereto. The Company shall provide the Purchaser with a written update of this representation signed by the Company’s Chief Executive on behalf of the Company as of the Closing Date.

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Section 3.4 Issuance of Securities. The issuance and/or transfer to the Securities, if and when issued, will be duly authorized and, upon issuance in accordance with the terms of this Exchange Agreement, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. Any shares of Common Stock underlying conversion of the Notes are duly authorized and reserved for issuance and, upon conversion in accordance with the terms of the Notes issuance of Common Stock, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

Section 3.5 Acknowledgment of Dilution. The Company understands and acknowledges the potentially dilutive effect to the existing issued and outstanding shares of Common Stock upon the issuance of shares of Common Stock upon conversion of and underlying the Notes in accordance with this Exchange Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

Section 3.6 No Conflicts. The execution, delivery and performance of this Exchange Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance any Securities and reservation for issuance of the shares of Common Stock underlying the Notes, will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation, By-laws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its Subsidiaries in default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its Subsidiaries, if any, are not being conducted, and shall not be conducted so long as the Purchaser owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Exchange Agreement and as required under the Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Exchange Agreement or the transactions contemplated hereby in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

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Section 3.7 Absence of Certain Changes. Since October 22, 2018, the date of the filing of the Registration Statement with the SEC, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects or status of the Company or any of its Subsidiaries.

Section 3.8 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect.

Section 3.9 Acknowledgment Regarding Issuance of the Securities. The Company acknowledges and agrees that each of the Holders is acting on its own behalf, solely in the capacity of an arm’s-length issuee with respect to this Exchange Agreement and the transactions contemplated hereby, including but not limited to the issuances pursuant to Sections 1.1 and 1.2 above. The Company further acknowledges that none of the Holders is acting nor has acted as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Exchange Agreement and the transactions contemplated hereby.

Section 3.10 No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Exchange Agreement or the transactions contemplated hereby.

Section 3.11 Title to Property. Except as disclosed in the SEC Documents, the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

Section 3.12 Shell Status. The Company represents that it is not a “shell” issuer and has never been a “shell” issuer, or that if it previously has been a “shell” issuer, that at least twelve (12) months have passed since the Company has reported Form 10 type information indicating that it is no longer a “shell” issuer. Further, the Company will instruct its counsel to either (i) write a 144-3(a)(9) opinion to allow for salability of any Securities issued on conversion of the Notes, Warrants and any shares of Series C Preferred Stock or other Securities, or (ii) accept such opinion from counsel to any of the Holders.

Section 3.13 Corporate Existence. So long as any of the Holders beneficially owns all or any portion the shares of the Company’s Common Stock issuable under this Exchange Agreement or the transactions contemplated hereby, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith.

Section 3.14 Legal Counsel Opinions. Upon the request of any Holder, from to time to time, the Company shall be responsible (at its cost) for delivering or causing to be delivered, within seventy-two (72) hours, to the Company’s Transfer Agent and to the Holders, a customary legal opinion letter of its counsel (the “Legal Counsel Opinion”) to the effect that the sale of any shares of Common Stock underlying conversion of the Notes by the Holders or their respective affiliates, successors and assigns is exempt from the registration requirements of the Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the such shares of Common Stock are not then registered under the Act for resale pursuant to an effective registration statement). Should the Company’s legal counsel fail for any reason to issue the Legal Counsel Opinion, the Holders may (at the Company’s cost) secure another legal counsel to issue the Legal Counsel Opinion, and the Company will instruct its Transfer Agent to accept such opinion. If the Company previously has been a “shell” issuer, the Legal Counsel Opinion shall state that at least twelve (12) months have passed since the Company has reported Form 10 type information indicating that it is no longer a “shell” issuer. Further, the Company will instruct its counsel to either (i) write a 144-3(a)(9) opinion to allow for salability of any shares of Common Stock issued on conversion of the Notes, or (ii) accept such opinion from each of the Holder’s counsel.

Section 3.15 Rule 144. The Company acknowledges and agrees that in accordance with Rule 144, the holding period of the Securities will tack back to the date such Securities sold and transferred therefor were initially issued. The Company agrees not to take a position to the contrary.

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ARTICLE IV

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications required or permitted to be given under this Exchange Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the Parties to this Exchange Agreement at the following address or to such other address either Party to this Exchange Agreement shall specify by notice to the other Party:

If to Holder’s Counsel, then to:

Barbara Mittman, Esq.

Grushko & Mittman, P.C.

515 Rockaway Avenue

Valley Stream, New York 11581

Email: counslers@aol.com

If to the Company, then to:

Michael Fonstein, CEO

15W155 81st Street

Burr Ridge, IL 60527

Email: mfonstein@acceleratedpharma.com

If to the Company’s Counsel, then to:

Lawrence R. Lonergan, Esq.

The Lonergan Law Firm, LLC

96 Park Street

Montclair, NJ 07042

Email: llonergan@wlesq.com

Each Party shall provide notice to the other Parties of any change in address.

Section 6.2 Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other Party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Exchange Agreement and the consummation of the transactions contemplated hereby.

Section 6.3 Amendments and Waivers. Any provision of this Exchange Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by each of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4 Fees and Expenses. Each Party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Exchange Agreement and the transactions contemplated hereby.

Section 6.5 Successors and Assigns. The provisions of this Exchange Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Exchange Agreement without the consent of the other Party hereto.

Section 6.6 Governing Law. This Exchange Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed within such state and where the Company and Pharma’s placement agents and counsel are located, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of or based on any matter arising out of or in connection with, this Exchange Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Exchange Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Parties, upon mutual written agreement, may agree to the State of Colorado or California in lieu of the State of New York.

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Section 6.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS EXCHANGE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8 Entire Agreement. This Exchange Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Exchange Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their affiliates with respect to the subject matter of this Exchange Agreement.

Section 6.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.10 Severability. If one or more provisions of this Exchange Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Exchange Agreement and the balance of this Exchange Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 6.11 Counterparts; Third Party Beneficiaries. This Exchange Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Exchange Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 6.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Exchange Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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IN WITNESS WHEREOF, the Parties hereto have caused this Exchange Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACCELERATED PHARMA, INC.

/s/:	Michael Fonstein
Name:	Michael Fonstein
Title:	Chief Executive Officer

HOLDERS:

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